United States
Securities and Exchange Commission

Washington, DC 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report: February 2, 2004

BOEING CAPITAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	95-2564584	0-10795
(State or other jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)	(Commission File No.)

500 Naches Ave., SW, 3rd Floor; Renton, Washington 98055
(Address of principal executive offices)

(425) 393-2914
(Registrant’s telephone number, including area code)

Item 5.  Other Events

This Current Report on Form 8-K is for the purpose of disclosing information relating to Boeing Capital Corporation (“BCC” or “Boeing Capital”) that was contained in the press release and Webcast of fourth quarter and full year 2003 financial results of The Boeing Company (“Boeing”), dated January 29, 2004.  The information relevant to Boeing Capital Corporation is as follows:

Boeing Capital Corporation

During 2003, Boeing Capital Corporation shifted its strategy to create value by supporting the operations of Boeing’s business units while reducing risk.  BCC’s performance reflected this new strategy as customer financing portfolio growth slowed over the course of the year.  BCC results are summarized in the table below:

Boeing Capital Corporation Operating Results

	4th Quarter		%	Full Year		%
(Millions)	2003	2002	Change	2003	2002	Change

Revenues	$307	$276	11%	$1,221	$994	23%
Pre-Tax Income(1)	$76	$26	192%	$143	$72	99%

(1) Includes financing-related interest expense of $110 million and $113 million for 4Q03 and 4Q02, respectively.  Full-year financing-related interest expense totaled $442 million for 2003 and $410 million for 2002

In 2003, BCC annual revenues and pre-tax income increased to $1.2 billion and $143 million, respectively, primarily reflecting the portfolio growth that occurred during the second half of 2002.  For the fourth quarter, revenues rose by 11 percent to $307 million as portfolio growth slowed during 2003.  Pre-tax income rose to $76 million, driven by a sharp reduction in non-cash charges compared with the fourth quarter of 2002.  Debt at Boeing Capital decreased by approximately $300 million as its debt balance at the end of the fourth quarter 2003 equaled $9.1 billion  compared with $9.4 billion at the end of the fourth quarter of 2002.  This was consistent with BCC’s announced strategy to reduce financing portfolio growth and risk.

BCC’s customer financing portfolio grew slightly in 2003 to $12.2 billion, up from $11.8 billion at the end of 2002.  New business volume of approximately $2.0 billion was offset by $1.6 billion of asset run-off and depreciation.  In the fourth quarter, BCC’s portfolio balance was unchanged from the $12.2 billion reported at the end of the third quarter as asset run-off and depreciation offset new business volume.  The allowance for losses on finance leases and notes receivable at year-end was 4.8 percent compared to 4.6 percent at the end of the third quarter and 3.5 percent at the end of 2002.  Leverage, as measured by the ratio of debt-to-equity, dropped sharply to 4.7-to-1, down from 5.2-to-1 at the end of the third quarter and 5.7-to-1 at the end of 2002.

At year end, approximately 80 percent of BCC’s portfolio was related to Boeing products and services (primarily commercial aircraft), up slightly from the end of the third quarter.  On January 15, 2004, BCC announced it is assessing strategic options with regard to the future of its Commercial Financing unit.

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Boeing’s financial outlook for BCC is shown in the table below:

Boeing Capital Corporation Financial Outlook

(Billions)	2004		2005

Portfolio Growth (Net)	$	<0.5	$	<0.5
Revenue	$	~1.2	$	~1.2
Return on Assets	~1%		>1%

Looking forward, BCC’s growth is expected to moderate reflecting lower demand for financing and BCC’s focus on managing risk and preserving value.  The guidance in the foregoing chart assumes the gradual runoff of the commercial equipment finance portfolio and excludes the impact of any sale or disposition of the Commercial Financing unit.

Item 7. Other Events

The following exhibit is furnished as a part of this report:

Exhibit No. 99 Press Release

Item 12.  Results of Operations and Financial Condition

On January 29, 2004, Boeing publicly announced by means of a press release its fourth quarter 2003 financial results, some of which relate to Boeing Capital Corporation.  The full text of Boeing’s press release is being furnished pursuant to Item 12 of Form 8-K.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Boeing Capital Corporation

	By:	/s/ Steven W. Vogeding
Steven W. Vogeding
February 2, 2004		Vice President and Chief Financial Officer

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